As filed with the Securities and Exchange Commission on June 6, 2025

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MERCER INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Washington	47-0956945
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 1120, 700 West Pender Street, Vancouver, British Columbia, Canada	V6C 1G8
(Address of registrant’s principal executive office)	(Zip Code)

MERCER INTERNATIONAL INC. 2022 AMENDED AND RESTATED STOCK INCENTIVE PLAN

(Full title of the plan)

Juan Carlos Bueno

Mercer International Inc.

Suite 1120, 700 West Pender Street,

Vancouver, British Columbia, Canada, V6C 1G8

(Name and address of agent for service)

(604) 684-1099

(Telephone number, including area code, of agent for service)

Copies to:

Rod Talaifar Sangra Moller LLP 1000 Cathedral Place, 925 West Georgia Street Vancouver, B.C. V6C 3L2 (604) 662-8808	Andrew Bond Sheppard, Mullin, Richter & Hampton LLP 1901 Avenue of the Stars, Suite 1600 Los Angeles, California 90067 (310) 228-3700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised accounting standards provided pursuant to Section 7a(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Mercer International Inc. (the “Registrant”) is filing this registration statement on Form S-8 (the “Registration Statement”) to register an additional 2,500,000 shares of the Registrant’s common stock, par value $1.00 per share, for issuance under the Mercer International Inc. Amended and Restated 2022 Stock Incentive Plan, as amended effective May 30, 2025. In accordance with General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of the registration statements on Form S-8 previously filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on June 11, 2010 (File No. 333-167478), August 26, 2014 (File No. 333-198365), July 18, 2017 (File No. 333-219333) and June 6, 2022 (File No. 333-265437), including all attachments and exhibits thereto, except to the extent otherwise supplemented, updated, modified or superseded by this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the SEC as part of this Registration Statement on Form S-8 and will be sent or given to participants in the Mercer International Inc. Amended and Restated 2022 Stock Incentive Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents filed by the Registrant with the SEC are hereby incorporated by reference in this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2025;

(c)	the Registrant’s Current Report on Form 8-K filed May 30, 2025; and

(d)

the description of the Registrant’s shares of common stock contained in the Description of Securities filed as Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including any amendments or reports filed for the purpose of updating such description (File No. 000-51826).

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, after the date hereof, and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of the Registrant’s common stock offered hereby have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such reports and documents are filed. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K, prior or subsequent to the filing of this Registration Statement, shall not be incorporated by reference into this Registration Statement to the extent furnished but not filed.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 23B.08.310, Section 23B.08.320 and Sections 23B.08.500 to 23B.08.600 of the Washington Business Corporation Act, contained within the Revised Code of Washington, referred to as the “Washington Corporation Act” set out provisions relating to the limitation of liability and indemnification of directors and officers of a corporation. Section 23B.08.320 of the Washington Corporation Act provides that a company’s articles of incorporation may contain provisions not inconsistent with law that eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, other than for certain acts or omissions, including those that involve the intentional misconduct by a director or a knowing violation of law by a director, conduct violating Section 23B.08.310 of the Washington Corporation Act, or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. Specifically, Section 23B.08.560 of the Washington Corporation Act provides that if authorized by (i) the articles of incorporation, (ii) a bylaw adopted or ratified by the shareholders, or (iii) a resolution adopted or ratified, before or after the event, by the shareholders, a company will have the power to indemnify a director made party to a proceeding, or to obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations on indemnification contained in Section 23B.08.510 through 23B.08.550 of the Washington Corporation Act, provided that no such indemnity shall indemnify any director (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of the law by the director, (ii) for conduct finally adjudged to be in violation of Section 23B.08.310 of the Washington Corporation Act, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Furthermore, Section 23B.08580 of the Washington Corporation Act provides that a company may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of such company, or who, while a director, officer, employee, or agent of such company, is or was serving at the request of such company as a director, officer, partner, trustee, employee, or agent of another foreign or domestic company, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by such individual in that capacity or arising from such individual’s status as a director, officer, employee, or agent, whether or not such company would have power to indemnify such individual against the same liability under Section 23B.08.510 or 23B.08.520 of the Washington Corporation Act.

Section 7.1 of the Articles of Incorporation of the Registrant, referred to as the “Articles”, provides that the Registrant may indemnify, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether or not by or in the right of the Registrant, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Registrant may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person. To the full extent permitted by law, the indemnification provided in the Articles does include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, and, in the manner provided by law, any such expenses may be paid by the Registrant in advance of the final disposition of such action, suit or proceeding. The indemnification provided in the Articles also is not deemed to limit the right of the Registrant to indemnify any other person for any such expenses to the full extent permitted by law, and is not deemed exclusive of any other rights to which any person seeking indemnification from the Registrant may be entitled under any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

Section 7.2 of the Articles provides that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for his conduct as a director, except for (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (ii) approval of distributions or loans in violation of Section 23B.08.310 of the Washington Corporation Act, or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

According to Section 7.2 of the Articles, if the Washington Corporation Act is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the Washington Corporation Act, as so amended. Furthermore, Section 7.2 specifies that any amendment to or repeal of Article 7 of the Articles shall not adversely affect any right or protection of a director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

The Registrant has entered into indemnity agreements, referred to as the “Indemnity Agreements”, with each of its directors and certain of its executive officers. The Registrant has agreed under each of the Indemnity Agreements to indemnify each of its directors and such officers against any and all claims and costs that are or may be brought against him as a result of his being one of the Registrant’s directors, officers or employees or that of a company related to the Registrant. However, under the Indemnity Agreements, the Registrant is not obligated to indemnify a director or officer against any claims or costs in certain instances, including if it is determined that the director or officer failed to act honestly and in good faith with a view to the Registrant’s best interests, if the director or officer failed to disclose an interest or conflict as required under corporate legislation in Washington state or the Registrant is not permitted to indemnify the director or officer under such legislation, or if the director or officer has violated any insider trading rules under United States federal and state securities laws.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

Exhibit Number	Exhibit

4.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Form 8-A filed on March 2, 2006 (File No. 000-51826))

4.2	Bylaws (incorporated by reference to Exhibit 3.2 to Form 10-K filed on February 17, 2022 (File No. 000-51826))

4.3	Mercer International Inc. Amended and Restated 2022 Stock Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement for the 2025 Annual Meeting of Shareholders filed on April 17, 2025 (File No. 000-51826))

5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

107	Filing Fee Table

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20%

change in maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada on the 6th day of June, 2025.

MERCER INTERNATIONAL INC.

By:	/s/ Juan Carlos Bueno
Name:	Juan Carlos Bueno
Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Juan Carlos Bueno and Richard Short, or either of them acting alone or together, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and sign any registration statement (or amendment thereto) for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature:	Title:	Date:

/s/ Juan Carlos Bueno Juan Carlos Bueno	Chief Executive Officer and Director (Principal Executive Officer)	June 6, 2025

/s/ Richard Short Richard Short	Chief Financial Officer and Secretary (Principal Financial Officer and Accounting Officer)	June 6, 2025

/s/ William D. McCartney William D. McCartney	Director	June 6, 2025

/s/ James Shepherd James Shepherd	Director	June 6, 2025

/s/ Alan C. Wallace Alan C. Wallace	Director	June 6, 2025

/s/ Linda J. Welty Linda J. Welty	Director	June 6, 2025

/s/ Rainer Rettig Rainer Rettig	Director	June 6, 2025

/s/ Alice Laberge Alice Laberge	Director	June 6, 2025

/s/ Janine North Janine North	Director	June 6, 2025

/s/ Thomas Kevin Corrick Thomas Kevin Corrick	Director	June 6, 2025

/s/ Markwart von Pentz Markwart von Pentz	Director	June 6, 2025